EXHIBIT 1*

RESTATED CHARTER

WILMINGTON TRUST COMPANY

WILMINGTON, DELAWARE

*	Exhibit 1 also constitutes Exhibits 2 and 3.

RESTATED

CHARTER OR ACT OF INCORPORATION

OF

WILMINGTON TRUST COMPANY

(Originally incorporated on March 2, 1901

under the name “Delaware Guarantee and Trust Company”)

FIRST: The name of the corporation is Wilmington Trust Company (hereinafter referred to as the “Company”).

SECOND: The principal place of business of the Company in the State of Delaware shall be located in the City of Wilmington, County of New Castle. The Company may have one or more branch offices or places of business.

THIRD: The purpose for which the Company is formed is to carry on a non-depository trust company business and, in connection therewith, the Company shall have and possess all powers, rights, privileges and franchises incident to a non-depository trust company, and in general shall have the right, privilege and power to engage in any lawful act or activity, within or without the State of Delaware, for which non-depository trust companies may be organized under the provisions of Chapter 7 of Title 5 of the Delaware Code, as the same may be amended from time to rime, and, in addition, may avail itself of any additional privileges or powers permitted to it by law.

FOURTH: The amount of the total authorized capital stock of the Company shall be Five Hundred Thousand Dollars ($500,000), divided into Five Thousand (5,000) shares of common stock, having a par value of One Hundred Dollars ($100) per share. Upon the effective time of the filing of this Restated Charter or Act of Incorporation, each share of common stock of the Company, par value One Dollar ($1.00) per share, outstanding immediately prior to such effective time shall be reclassified and changed into one share of common stock of the Company, par value One Hundred Dollars ($100) per share.

FIFTH: The number of directors who shall constitute the whole board of directors of the Company shall be such number as shall be fixed by, or in the manner provided in, the bylaws of the Company, provided that the number of directors shall not be less than five.

SIXTH: The duration of the Company’s existence shall be perpetual.

SEVENTH: The private property of the stockholders of the Company shall not be subject to the payment of the debts of the Company.

EIGHTH: The business and affairs of the Company shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Company.

NINTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Company is expressly authorized to make, amend, and repeal the bylaws of the Company. The bylaws of the Company may confer upon the directors specific powers, not inconsistent with law, which are in addition to the powers and authority expressly conferred by the laws of the State of Delaware.

TENTH: The Company shall have the right to amend, alter, change or repeal any provisions contained in this Restated Charter or Act of Incorporation to the extent or in the manner now or hereafter permitted or prescribed by law.

ELEVENTH: To the fullest extent permissible under Title 5, Section 723(b) of the Delaware Code, a director of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

TWELFTH: The Company shall have the power to merge or sell its assets and take other corporate action to the extent and in the manner now or hereafter permitted or prescribed by law, and all rights conferred upon stockholders herein are granted subject to such rights.

THIRTEENTH: This Restated Charter or Act of Incorporation shall become effective at 12:05 a.m. on July 1, 2011.